UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): April 24, 2013 (April 23, 2013)

Realogy Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware	001-35674	20-8050955
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Realogy Group LLC

(Exact name of registrant as specified in its charter)

Delaware	333-179896	20-4381990
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

175 Park Avenue

Madison, NJ 07940

(Address of Principal Executive Offices) (Zip Code)

(973) 407-2000

(Registrant’s telephone number, including area code)

One Campus Drive

Parsippany, NJ 07054

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 23, 2013, Realogy Holdings Corp. (the “Company”), Realogy Group LLC (“Realogy Group”), a Delaware limited liability company and the Company’s indirect, wholly-owned subsidiary, The Sunshine Group (Florida) Ltd. Corp. (the “Co-Issuer” and, together with Realogy Group, the “Issuers”), a Florida corporation and the Company’s indirect, wholly-owned subsidiary, and the subsidiary guarantors named therein entered into a Purchase Agreement (the “Purchase Agreement”) with the several initial purchasers named listed in Schedule A thereto, relating to the sale by the Issuers of $500 million aggregate principal amount of the Issuers’ 3.375% senior notes due 2016 at an issue price of 100% (the “Notes”).

The Notes will be issued in a private offering that is exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”) to qualified institutional buyers in accordance with Rule 144A and to persons outside of the United States pursuant to Regulation S under the Securities Act.

The Notes will be guaranteed on an unsecured senior basis by each of Realogy Group’s domestic subsidiaries (other than the Co-Issuer) that is a guarantor under its senior secured credit facility. The Notes will also be guaranteed by the Company on an unsecured senior subordinated basis. The Notes will be effectively subordinated to all of Realogy Group’s existing and future senior secured debt, including its senior secured credit facility and its outstanding senior secured notes, to the extent of the value of the assets securing such debt. Subject to customary closing conditions, the sale of the Notes is expected to close on or about April 26, 2013.

The Purchase Agreement contains customary representations, warranties and agreements by the Company and the guarantors. In addition, the Company and the guarantors have agreed to indemnify the initial purchasers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the initial purchasers may be required to make in respect of those liabilities. Furthermore, the Company and the guarantors have agreed with the initial purchasers not to offer or sell any similar debt securities for a period of 60 days after the closing date without the prior written consent of the representative of the initial purchasers.

The Company intends to use the net proceeds from the offering of the Notes of approximately $494.5 million, along with borrowings under its revolving credit facility, to redeem all of the $492 million aggregate outstanding principal amount of 11.50% Senior Notes due 2017 at a redemption premium of 105.75%, plus accrued and unpaid interest to the redemption date.

Item 1.02	Termination of a Material Definitive Agreement.

On April 23, 2013, Realogy Group redeemed the remaining $130 million aggregate principal amount of outstanding 12.00% Senior Notes due 2017 (the “12.00% Senior Notes”) in accordance with the terms and provisions of the indenture governing the 12.00% Senior Notes, dated as of January 5, 2011 (as supplemented, the “12.00% Senior Notes Indenture”), among Realogy Group, the Company, the subsidiary guarantors party thereto, and The Bank of New York Mellon Trust Company, N.A. as trustee, at a redemption price of 106.000%. In connection with the redemption of the 12.00% Senior Notes, Realogy Group paid total consideration of approximately $138 million, which included accrued and unpaid interest. Immediately following such redemption, Realogy Group cancelled the 12.00% Senior Notes and discharged the 12.00% Senior Notes Indenture in accordance with its terms.

The 12.00% Senior Notes were redeemed using cash on hand and borrowings under Realogy Group’s revolving credit facility.

Item 8.01	Other Events.

On April 23, 2013, the Company issued a press release announcing the pricing of the Notes. A copy of this press release is filed herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Exhibit

99.1	Press Release issued April 23, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Realogy Group LLC

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Realogy Holdings Corp.

By:	/s/ Anthony E. Hull
Name:	Anthony E. Hull
Title:	Executive Vice President, Chief Financial Officer and Treasurer

Date: April 24, 2013

INDEX TO EXHIBITS

Exhibit Number	Exhibit

99.1	Press Release issued April 23, 2013.